Exhibit (h.20)

Exhibit A

iShares Trust

Morningstar® Dividend Yield Focus IndexSM

Morningstar® Exponential Technologies IndexSM

Morningstar® Global Artificial Intelligence Select IndexSM

Morningstar Global Emerging Green Technologies Select Index

Morningstar® Global ex-US Dividend Growth IndexSM

Morningstar Global Metaverse & Virtual Interaction Select Index

Morningstar® US Large Mid-Cap Broad Growth IndexSM

Morningstar® US Large-Mid Cap Broad Value IndexSM

Morningstar® US Large-Mid Cap IndexSM

Morningstar® US Mid Cap Broad Growth IndexSM

Morningstar® US Mid Cap Broad Value IndexSM

Morningstar® US Mid Cap IndexSM

Morningstar® Multi-Asset High Income IndexSM

Morningstar® US Small Cap Broad Growth Extended IndexSM

Morningstar® US Small Cap Broad Value Extended IndexSM

Morningstar® US Small Cap Extended IndexSM

Morningstar U.S. Bond Market Yield-Optimized Index

Morningstar® US Dividend and Buyback IndexSM

Morningstar® US Dividend Growth IndexSM